Exhibit 2.1

EXECUTION COPY

__________________________________________________________

AGREEMENT AND PLAN OF MERGER

among

NIELSEN MEDIA RESEARCH, INC.,

NTRT ACQUISITION SUB, INC.

and

NETRATINGS, INC.

Dated as of February 5, 2007

__________________________________________________________

TABLE OF CONTENTS

i

SECTION 9.7 Enforcement	37
SECTION 9.8 Governing Law	37
SECTION 9.9 Headings	37
SECTION 9.10 Counterparts	37
SECTION 9.11 Jurisdiction	38
SECTION 9.12 Interpretation	38

INDEX OF DEFINED TERMS

Acquisition Agreement	26	Infringe	16
Acquisition Proposal	25	Intellectual Property	16
Action	16	IRS	13
affiliate	35	knowledge	36
Agreement	1	Licenses	10
beneficial owner	35	Lien	9
beneficially owned	36	Material Adverse Effect	7
Board of Directors	1	Material Contract	18
Book-Entry Shares	5	Materials of Environmental Concern	17
business day	36	Merger	1
By-Laws	7	Merger Consideration	3
CERCLA	17	Merger Sub	1
Certificate of Incorporation	7	Nasdaq	10
Certificate of Merger	2	Notice of Adverse Recommendation	26
Certificates	5	Option	3
Closing	2	Parent	1
Closing Date	2	Parent Disclosure Schedule	19
Common Stock	1	Parent Plan	28
Company	1	Parent Plan Year	28
Company Adverse Recommendation Change	26	Parent Shares	19
Company Disclosure Schedule	6	Paying Agent	4
Company Employees	13	PBGC	14
Company ESPPs	4	Permitted Liens	15
Company Fairness Opinion	16	person	36
Company Requisite Vote	9	Preferred Stock	7
Company SEC Reports	10	Proxy Statement	10
Company Securities	8	Representatives	25
Company Stock Plans	7	Restricted Shares	4
Contract	9	Sarbanes-Oxley Act	11
control	36	Schedule 13E-3	10
controlled	36	SEC	10
controlled by	36	Shares	3
Costs	29	Special Committee	1
DGCL	1	Special Committee Financial Advisor	16
Dissenting Shares	4	Stockholders Meeting	24
Effective Time	2	subsidiaries	36
Environmental Laws	17	subsidiary	36
Environmental Permits	17	Superior Proposal	26
ERISA Affiliate	13	Surviving Corporation	2
Exchange Act	10	Tax Return	15
generally accepted accounting principles	36	Taxes	15
Governmental Entity	10	Termination Date	33
Indemnified Parties	28	under common control with	36

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2007 (this “Agreement”), among NIELSEN MEDIA RESEARCH, INC., a Delaware corporation (“Parent”), NTRT ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NETRATINGS, INC., a Delaware corporation (the “Company”).

WHEREAS, Parent and its affiliates beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 21,578,296 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) representing approximately 60% of the outstanding shares of Common Stock in the Company as of the date hereof;

WHEREAS, Merger Sub is a Delaware corporation formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

WHEREAS, Parent, through Merger Sub, desires to acquire all of the shares of Common Stock not owned, directly or indirectly, by it and to provide for the payment of $21.00 per share in cash for all such shares of Common Stock, by means of a merger of Merger Sub with and into the Company in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has formed a special committee comprised of independent members of the Board of Directors (the “Special Committee”) for the purpose of reviewing and evaluating the transactions contemplated hereby and making a recommendation to the Board of Directors with respect to the transactions contemplated hereby, and the Special Committee has determined that the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company and has recommended that the full Board of Directors approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has, upon the recommendation of the Special Committee, (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved this Agreement in accordance with the DGCL, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1   The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2   Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3   Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4   Certificate of Incorporation; By-Laws. (a)  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms or as provided by law.

(b)  At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in their entirety in the form of the by-laws of Merger Sub, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation or as provided by law.

SECTION 1.5   Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) other than those to be canceled pursuant to Section 2.1(b), those shares that remain outstanding under Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $21.00 per Share in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;

(b)  Each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share held by Parent or any other subsidiary of Parent’s parent company or any wholly-owned subsidiary of Parent or the Company shall remain outstanding; and

(c)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

SECTION 2.2   Treatment of Options, Restricted Shares. (a)  The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Company Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.

(b)  Each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

(c)  The provisions of Section 2.2(a) shall not apply to the Company’s 1999 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”). The Company shall, after the date hereof, take all actions necessary to terminate, effective as of the opening of business on February 5, 2007, any outstanding offering periods under the Company ESPPs and all outstanding rights thereunder, and ensure that no new offering periods thereunder commence.

SECTION 2.3   Dissenting Shares. (a)  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and the holders thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into and shall represent the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)  The Company shall give Parent (i) prompt notice of any appraisal or payment demands received by the Company, withdrawals or attempted withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such demands or approve any withdrawal of any demands for appraisal rights.

SECTION 2.4   Surrender of Shares. (a)  Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Article II. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds to make the payments required pursuant to Section 2.4(b), and such funds shall not be used for any other purpose. Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to, and acceptance by, the Paying Agent of a Certificate or of a Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed, with signature guaranteed, or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II. The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with this Section 2.4(b) will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. The Paying Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates in accordance with normal exchange practices.

(c)  At any time following the date that is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and any other income received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(d)  After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(e)  Notwithstanding anything in this Agreement to the contrary, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or may instruct the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Shares, Options or Restricted Shares or otherwise pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) laws. Any amounts so deducted and withheld by the Parent or the Surviving Corporation will be treated as having been paid to the holder of such Shares, Options, Restricted Shares or other payment in respect of which such deduction and withholding was made for all purposes of this Agreement.

(f)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including (i) the posting by the holder of a bond in such amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to the Certificate and (ii) the entering into of an indemnity agreement by such person satisfactory to the Surviving Corporation to indemnify the Surviving Corporation and the Paying Agent against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each paragraph of which shall qualify the specifically identified sections or subsections hereof to which such paragraph relates and any other provision of this Agreement to the extent it is readily apparent that the disclosure contained in such paragraph is applicable to such other provisions; provided that, no such paragraph shall be deemed to qualify Section 3.9(a) or (ii) in the Company SEC Reports (as defined below) filed as of the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Reports) and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are cautionary, predictive or forward-looking in nature:

SECTION 3.1   Organization and Qualification. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event or occurrence that would be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (a) changes after the date hereof in general economic conditions, (b) act of terrorism or any outbreak of war, (c) general changes or developments in the industries in which the Company and its subsidiaries operate after the date hereof, (d) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, or (e) changes after the date hereof in any laws, including tax laws or regulations or applicable accounting regulations or principles, except, in the case of the foregoing clauses, (f) decline in the trading price or change in the trading volume of the Company’s Common Stock (provided that, the underlying change, effect, event or occurrence resulting in such decline or change may be taken into account for purposes of determining whether a Material Adverse Effect has occurred), except, in the case of the foregoing clauses (a), (b) and (c), to the extent such changes referred to therein have a disproportionate effect on the Company and its subsidiaries taken as a whole relative to other participants in the industries in which the Company and its subsidiaries operate.

SECTION 3.2   Certificate of Incorporation and By-Laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the restated certificate of incorporation (the “Certificate of Incorporation”) and the by-laws (the “By-Laws“) of the Company as currently in effect. The Certificate of Incorporation of the Company and the By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.

SECTION 3.3   Capitalization. (a)  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of December 31, 2006, there were (i) 36,050,321 shares of Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and an aggregate of 2,725,643 Shares were reserved for issuance upon or otherwise deliverable in connection with the exercise of Options issued pursuant to the Company’s Amended and Restated 1998 Stock Plan and 1999 Employee Stock Purchase Plan or any other similar plan (the “Company Stock Plans”) and (ii) zero shares of Preferred Stock issued and outstanding. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, from the close of business on December 31, 2006 until the date of this Agreement, no options or other rights to purchase or acquire shares of Common Stock or Preferred Stock have been granted and no shares of

Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms. Except as set forth above or as set forth in Section 3.3(a) of the Company Disclosure Schedule, (A) there are not outstanding or authorized any (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable or exerciseable for shares of capital stock or voting securities of the Company or (z) options, calls, warrants or other rights (including preemptive rights) to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exerciseable for capital stock or voting securities of the Company (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights (including preemptive rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned, directly or indirectly, by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

(b)  Section 3.3(b) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each subsidiary of the Company. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are not outstanding or authorized any (i) shares of capital stock or other voting securities of any subsidiary of the Company, (ii) securities of any subsidiary of the Company convertible into or exchangeable or exerciseable for shares of capital stock or voting securities of any subsidiary of the Company or (iii) options, calls, warrants or other rights (including preemptive rights) calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such subsidiary, and no obligation of any subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exerciseable for capital stock or voting securities of the any subsidiary of Company. No subsidiary of the Company owns any Shares.

(c)  Other than as disclosed in Section 3.3(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity securities of any other person and except for its interests in its subsidiaries.

SECTION 3.4   Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this

Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditor's rights generally and (b) the effect of general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity). The Special Committee has determined that the transactions contemplated hereby are advisable and fair to the holders of Shares (other than Parent and its affiliates) and in the best interests of the holders of Shares (other than Parent and its affiliates) and has unanimously recommended that the full Board of Directors approve this Agreement and the transactions contemplated hereby, which recommendation has not as of the date hereof been rescinded, modified or withdrawn in any way. Upon the recommendation of the Special Committee, the Board of Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the holders of Shares. The only vote of the holders of Common Stock required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5   No Conflict; Required Filings and Consents. (a)  The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any of the Company’s subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any term or provision of any state or federal law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract, plan, undertaking, understanding, agreement, license, lease, note, bond, mortgage, indenture, permit, instrument, obligation or other binding commitment, whether written or oral (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, or result in the creation of any mortgage, pledge, lien, charge, restriction, claim or encumbrance (each, a “Lien”) upon any of the properties or assets of the Company or any of its subsidiaries, except, in the case of clauses (ii) and (iii), for any such breach, violation or default which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger by the Company or of any other transaction contemplated on the part of the Company under this Agreement, do not and will not require any consent, approval, qualification, order, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)) and state securities and takeover laws, (ii) the applicable requirements of the Nasdaq Global Market (“Nasdaq”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6   Compliance. (a) Neither the Company nor any of its subsidiaries is or has been in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for such instances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for those Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.7   Proxy Statement; Schedule 13E-3. (a) None of the information to be supplied by the Company for inclusion in a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.2) (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) will, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, and in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto, and in each case, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

SECTION 3.8   SEC Filings; Financial Statements; Sarbanes-Oxley. (a)   The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 (all forms, reports, statements, certificates and other documents filed by the Company with the SEC since January 1, 2005, collectively, the “Company SEC Reports”). Each of the Company SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the

Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. There are no outstanding written comments from the SEC with respect to any of the Company SEC Reports. None of the Company SEC Reports contained, when filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of their operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2006 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)  Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC or (ii) liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), except for liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)  The Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since its enactment, and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except for the material weakness set forth on Section 3.8 of the Company Disclosure Schedule, as of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

SECTION 3.9   Absence of Certain Changes or Events. (a)   Since December 31, 2005, there has not been any change, event or occurrence which has or has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)  Since December 31, 2005, except as contemplated by this Agreement or as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company; (ii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company of any of its subsidiaries; (iii)(A) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers or as required under any Company Plan, (B) any granting to any director or officer of the right to receive any severance or termination pay not provided for under any Company Plan, except as required by applicable law, (C) any granting to any employee of the right to receive any severance or termination pay not provided for under any Company Plan, except in the ordinary course of business consistent with past practice, or (D) any entry by the Company or any of its subsidiaries into any employment, consulting, severance or termination agreement with any director or officer of the Company or its subsidiaries (or any other employee outside of the ordinary course of business consistent with past practice), or any material amendment of any Company Plan; (iv) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (v) any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (vi) any material change in tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.

SECTION 3.10   Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, involving claims in excess of $250,000. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.11   Employee Benefit Plans. (a)   For purposes of this Agreement, “Company Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including without limitation “multiemployer plans” within the meaning of Section 3(37) of ERISA, and all bonus, stock option, stock purchase, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, change-in-control, vacation, cafeteria, dependent care, medical care, employee assistance or loan program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current, former or retired employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries (collectively, the “Company Employees”), which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company, its subsidiaries or any Person, trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate” or “ERISA Affiliates”) including any such plan that has been terminated within five years prior to the date of this agreement. Section 3.11(a) of the Company Disclosure Schedules lists all material Company Plans that are, or were, maintained in the United States or that primarily benefit or benefited Company Employees in the United States. Section 3.11(a)-1 of the Company Disclosure Schedule (to be delivered within ten business days after the date of this Agreement) shall list all material Company Plans not otherwise listed in Section 3.11(a) of the Company Disclosure Schedule and the total number of employees in each jurisdiction, and such Section 3.11(a)-1 of the Company Disclosure Schedule shall be updated by the Company within 30 days of this Agreement to list any Company Plans not otherwise listed. The Company has provided to Parent correct and complete copies of (where applicable) (i) all Company Plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the Internal Revenue Service (the “IRS”), (iii) the three most recent Form 5500 Annual Reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance Contracts and other Contracts which implement each such Company Plan.

(b)  (i) Except for failures that would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the end of the period covered thereby; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability for the Company or any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and

Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan; and(vi) no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any subsidiary or ERISA Affiliate has, within the last six years, ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan or participated in a transaction described in Section 4069 of ERISA.

(c)  With respect to any Company Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(d)  No Company Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) excluding the actions taken pursuant to Section 2.2 hereof, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, or (iv) result in payments or benefits payable to any Company Employee which would not be deductible under Section 280G of the Code.

(e)  There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

SECTION 3.12   Properties. The Company or one of its subsidiaries (a) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for (i) properties sold or otherwise disposed of since the date thereof in the ordinary course of business or (ii) properties the loss of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (i)(A) statutory liens for taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (B) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business, provided that the obligations secured by such liens are not yet due and payable or are being contested in good faith for which appropriate reserves have been established; and (C) Liens incurred in the ordinary course of business which are not material to the Company or its businesses or assets (collectively, “Permitted Liens”), (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties and (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or the lessor.

SECTION 3.13   Tax Matters. (a)   Except for failures that would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by the Company and its subsidiaries have been filed (except those under valid extension), (ii) all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (iii) as of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes and none such action, suit, proceeding, investigation, claim or audit which is pending with respect to any Taxes of the Company or any of its subsidiaries, (iv) there are no liens (except for Permitted Liens) for Taxes upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law). Neither the Company nor any of its subsidiaries has engaged in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)  For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.14   Opinion of Special Committee Financial Advisor. Lehman Brothers (the “Special Committee Financial Advisor”) has delivered to the Special Committee of the Board of Directors of the Company its written opinion, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock, other than Parent (the “Company Fairness Opinion”).

SECTION 3.15   Brokers. No broker, finder or investment banker (other than the Special Committee Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.16   Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

SECTION 3.17   Intellectual Property. (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect or except as set forth in Section 3.17 of the Company Disclosure Schedule, (i) the Company and its subsidiaries own or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) purported to be owned by the Company or its subsidiaries or which are necessary for their businesses as currently conducted, in either case, free and clear of all Liens; (ii)the Company and its subsidiaries have the right to enforce all Intellectual Property purported to be owned, in whole or in part, by them, (iii) to the knowledge of the Company, such Intellectual Property does not infringe, misappropriate or otherwise violate (“Infringe”) the Intellectual Property of any third party and is not being Infringed by any third party; (iv) the Company and its subsidiaries take reasonable efforts to protect and maintain their Intellectual Property (including any confidential Intellectual Property) and have required all Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property, in whole or in part, to sign written agreements ensuring that all such Intellectual Property is owned exclusively by the Company or its subsidiaries; and (v) the Company is not a party to any investigation, claim, suit, proceeding, arbitration or other action (“Action”), and to the knowledge of the Company, no Action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Intellectual Property.

(b)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries (i) comply, and use commercially reasonable efforts to cause all agents, clients, customers and other applicable third parties to comply, with all applicable U.S., state, foreign and multinational laws, standard industry practices, and its own policies with respect to (A) the protection of personal privacy, personally identifiable information, sensitive information or other personal information, and any other special categories of information regulated thereunder (including that of its website visitors, clients, customers and visitors to the websites of its clients and customers) and (B) the sending of solicited or unsolicited electronic mail messages; and (ii) take all commercially reasonable actions, commensurate with the sensitivity of its systems, information and transactions, to protect the confidentiality, integrity and security of its systems and all information and transactions stored or contained therein or facilitated or transmitted thereby against any unauthorized uses, access, interruption, modification or corruption, in each case in conformance with reputable industry practices.

SECTION 3.18   Environmental Matters. (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply with all, and have not violated any, Environmental Laws (as defined below), and possess and comply with all, and have not violated any, Environmental Permits (as defined below) to operate as they presently operate; (ii) there are no Materials of Environmental Concern (as defined below) at any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, or, to the knowledge of the Company, any other location, under circumstances that could reasonably be expected to result in liability or obligation of the Company or any of its subsidiaries under any Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written, or, to the knowledge of the Company, oral notification alleging that it is liable for, or request for information pursuant to section 104(e) of CERCLA (as defined below) or any similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully and finally resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written, or, to the knowledge of the Company, oral claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b)  For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, laws (including common law), ordinances, codes, decrees, or any other legally enforceable requirements concerning protection of human health or of the indoor or outdoor environment (including the quality of the ambient air, soil, surface water or groundwater), in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, Licenses, registrations, and other authorizations pursuant to or required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or the federal Resource Conservation and Recovery Act, in each case, as amended, and any other substance or waste of any kind, that is regulated pursuant to or could give rise to liability under any Environmental Law.

SECTION 3.19   Contracts.

(a)  Except for (1) this Agreement, (2) any agreement or arrangement between the Company and Parent or any of its affiliates (other than a subsidiary of the Company), or (3) as set forth in Schedule 3.19(a) of the Company Disclosure Schedule, neither of the Company nor any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those contracts that have been filed by the Company as such as an exhibit to its most recent annual report on Form 10-K or as an exhibit to any of its quarterly reports on Form 10-Q or any of its reports on Form 8-K filed since that date); (ii) containing covenants binding upon the Company or any of its subsidiaries that materially restricts the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business that is material to the Company and its subsidiaries, taken as a whole, as of the date hereof, or with any person or in any geographic area; (iii) with respect to a material joint venture or material partnership agreement; (iv) relating to the borrowing of money or the incurrence of any indebtedness by the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of any such obligation of any other person, (v) providing for aggregate payments to or from the Company or any of its subsidiaries in excess of $500,000 (except for client contracts in the ordinary course of business consistent with past practice) or (vi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (vi) is referred to herein as a “Material Contract”.

(b)  Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.20   Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person owning 5% or more of the Common Stock (other than Parent and its affiliates (excluding the Company and its subsidiaries)) is a party to any material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

SECTION 3.21   No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1   Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

SECTION 4.2   Parent’s Ownership of Company Securities. Parent and its affiliates beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 21,578,296 shares of Common Stock (“Parent Shares”). Parent and its affiliates have the full corporate power and authority to vote the Parent Shares, or to cause the Parent Shares to be voted on its behalf.

SECTION 4.3   Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

SECTION 4.4   No Conflict; Required Filings and Consents. (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, qualifications, orders and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any term or provision of any state or federal law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities and takeover laws, (ii) the applicable requirements of the Nasdaq, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not prevent or delay the consummation of the transactions contemplated hereby.

SECTION 4.5   Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.6   Proxy Statement; Schedule 13E-3. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, in the case of the Proxy Statement, as of the date the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders and, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by Parent or Merger Sub, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.7   Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc., whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8   Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 4.9   Funding. Parent and Merger Sub shall have at Closing, sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger.

SECTION 4.10   No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1   Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business, consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent:

(a)  amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

(b)  issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares upon the exercise of outstanding Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any Company Stock Plan);

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company);

(d)  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock pursuant to the existing terms of a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)  (i)  acquire or license (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than the purchase of assets not constituting a business in the ordinary course consistent with past practice; (ii) sell, license, pledge, encumber or otherwise subject to a Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (x) Permitted Liens, (y) pledges, liens, encumbrances for less than $1,000,000 in the aggregate, and (z) sales or dispositions of inventory and other assets not constituting a business in the ordinary course of business or pursuant to existing Contracts; (iii) other than in the ordinary course of business consistent with past practice, enter into or renew or amend in any material respect any Material Contract; or (iv) authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth in Section 5.1 of the Company Disclosure Schedule.

(f)  incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g)  except as contemplated by Section 2.2, Section 6.6 or to the extent required under any Company Plan or as required by applicable law, (i) increase the compensation or benefits of any of its directors or officers or, except in the ordinary course of business consistent with past practice, other employees (except as required by law or Company Plan), (ii) grant any severance or termination pay not provided for under any Company Plan or as required by law, except to rank-and-file employees (which shall exclude officers) in the ordinary course consistent with past practice, (iii) enter into any employment, consulting, severance or termination agreement or arrangement that would, if entered into, constitute a Company Plan with any of its present or former directors, or executive officers or other employees, except with rank-and-file employees (which shall exclude officers) in the ordinary course consistent with past practice (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company), or establish, adopt, enter into or amend in any respect (other than as would result in a de minimus adverse effect on the Company), accelerate the vesting of any payment under or terminate, any Company Plan, (iv) exercise any discretion to accelerate the vesting or payment of any material compensation or benefit under any Company Plan, (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, or (vi) hire or terminate any executive officer other than termination for cause;

(h)  make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(i)  other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) make or change any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(j)  (i) settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (x) do not exceed, in any individual case, $250,000 and (y) would not prohibit or materially restrict the Company and its subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted or (ii) commence any litigation, arbitration or other judicial or administrative dispute or proceeding relating to any Intellectual Property; or

(k)  agree to take any of the actions described in Sections 5.1(a) through 5.1(j).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1   Proxy Statement; Schedule 13E-3. (a)  The parties shall as soon as reasonably practicable following the date of this Agreement, jointly prepare the Schedule 13E-3 and the Proxy Statement relating to the transactions contemplated by this

Agreement and the parties or the Company shall then file such documents, as applicable; provided, however, that the parties shall reasonably cooperate with each other in the preparation and filing of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, (i) prior to the filing of the Proxy Statement, the Company will consult with Parent and Merger Sub and their counsel with respect to the Proxy Statement and shall afford Parent and Merger Sub the opportunity to review and comment thereon and (ii) the Company shall consider any comments on the Proxy Statement provided by Parent and Merger Sub in good faith and (iii) the Company shall not file the Proxy Statement or the Schedule 13E-3, and the Company shall not mail the Proxy Statement, without Parent’s prior written consent, which shall not be unreasonably withheld. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13E-3. Each of the parties shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 which shall have become false or misleading.

(b)  The Company shall as soon as practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and the Schedule 13E-3 and any request by the SEC for any amendment to the Proxy Statement and the Schedule 13E-3 or for additional information, and will supply Parent and Merger Sub with copies of all correspondence between the Company and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby and shall cause the Proxy Statement and the Schedule 13E-3 to be mailed to the Company’s stockholders as promptly as practicable. If at any time prior to the Stockholders Meeting any information relating to any of the parties, or their respective affiliates, officers or directors, should be discovered by any party which should be set forth in an amendment or supplement to the Schedule 13E-3 or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or would otherwise comply with applicable law, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

SECTION 6.2   Stockholders Meeting. (a)  As soon as practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) except to the extent the Company makes a Company Adverse Recommendation Change as expressly permitted by Section 6.5(c), include in the Proxy Statement and Schedule 13E-3 both the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the written Company Fairness Opinion and (iii) use its reasonable best efforts to solicit the Company Requisite Vote.

(b)  Parent agrees (i) to vote, or cause to voted, at the Stockholders Meeting and any adjournment or postponement thereof, the Parent Shares in favor of the adoption of this Agreement and (ii) not to transfer (whether by operation of law or otherwise), or cause the transfer of, or to otherwise dispose of, or cause the disposition of, any of the Parent Shares prior to the Closing.

(c)  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

SECTION 6.3   Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.4   Access to Information. From the date hereof to the Effective Time or the earlier termination of this Agreement, upon prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors, attorneys, financial advisors and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees, auditors, attorneys, financial advisors or authorized representatives may from time to time reasonably request.

SECTION 6.5   No Solicitation. (a)  The Company agrees that it, its subsidiaries and their respective officers, directors, advisors, agents and representatives (including the advisors, agents and representatives of the Special Committee) (“Representatives”) shall not, (i) directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, consolidation or other business combination involving the Company or its subsidiaries or any inquiry, proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (ii) directly or indirectly, enter into or engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal. Notwithstanding the foregoing provisions of this Section 6.5, in the event that, prior to obtaining the Company Requisite Vote, the Company receives an unsolicited bona fide Acquisition Proposal and its Board of Directors, acting upon the recommendation of the Special Committee, concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Representatives to, subject to compliance with this Section 6.5, furnish or cause to be furnished confidential information or data to the person making such Acquisition Proposal and participate in negotiations or discussions with such person regarding such Acquisition Proposal to the extent that its Board of Directors, acting upon the recommendation of the Special Committee (after consultation by such committee with its outside counsel), concludes in good faith that failure to take such actions would result in a violation of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such third party on customary terms; and provided further, that the Company shall also simultaneously provide to Parent a copy of all such confidential information or data that it is providing to any third party pursuant to this Section 6.5 to the extent not previously provided or made available to Parent.

(b)  For purposes of this Agreement, “Superior Proposal” with respect to the Company means a bona fide written Acquisition Proposal which its Board of Directors, acting upon the recommendation of the Special Committee (after consultation by such committee with its financial advisors and legal advisors), concludes in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.5(a), except that “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of the Company representing all or substantially all of the voting power represented by all outstanding Company Securities or assets of the Company and its subsidiaries representing all or substantially all of the total consolidated assets of the Company and its subsidiaries.

(c)  Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Special Committee or the Board of Directors thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.5(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing provisions of this Section 6.5, in the event that prior to obtaining the Company Requisite Vote, the Company receives a Superior Proposal and as a result thereof the Special Committee concludes in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such actions would reasonably be expected to result in a violation of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law, the Company may make a Company Adverse Recommendation Change; provided, however, that no Company Adverse Recommendation Change may be made (x) unless the Company has complied in all material respects with its obligations under this Section 6.5, (y) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying all material terms and conditions of any Superior Proposal that is the basis for the Company Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five business day period) and (z) unless, during the five business day period following the Company’s delivery of a Notice of Adverse Recommendation and prior to effecting such a Company Adverse Recommendation Change, the Special Committee shall have negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In determining whether to make a Company Adverse Recommendation Change, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(d)  Without limiting the generality of the foregoing, the Company’s obligations pursuant to Section 6.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Company Adverse Recommendation Change or any withdrawal or modification by the Special Committee of its recommendation to the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(e)  The Company will, and will cause its subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the Company with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by the Company thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. The Company will promptly (within one business day) following receipt of any Acquisition Proposal advise the Company of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the Company apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations).

(f)  Nothing contained in this Agreement shall prevent the Company or its Board of Directors, acting upon the recommendation of the Special Committee, from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that neither the Board of Directors nor the Special Committee may effect a Company Adverse Recommendation Change unless permitted to do so under, and in compliance with this Section 6.5; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) shall not be deemed to be a Company Adverse Recommendation Change for purposes of Article VIII hereof.

(g)  The Company agrees that any violation of the restrictions set forth in this Section 6.5 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its subsidiaries, at the direction or with the consent or prior knowledge of the Company or its subsidiaries, shall be deemed to be a breach of this Section 6.5 by the Company.

SECTION 6.6   Employment and Employee Benefits Matters. (a)  As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees employed by the Company or its subsidiaries as of that date full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements established or maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations, and (ii) give effect to, in determining any deductible and maximum out-of-pocket limitations to which the Company Employees may be subject under such Parent Plans in the plan year in which the Effective Time occurs (the “Parent Plan Year”), claims incurred and amounts paid by, and amounts reimbursed to, Company Employees in the plan year in which the Effective Time occurs under corresponding Company plans immediately prior to the Effective Time for purposes of satisfying such limitations under such Parent Plans for the Parent Plan Year in which such Company Employees participated.

(b)  From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination plan, policy or arrangement of or between the Company or any of its subsidiaries and any officer, director or employee of that company and (ii) all obligations pursuant to outstanding cash bonus plans and vested and accrued benefits under any employee benefit plan or program or arrangement of the Company or its subsidiaries in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries; provided that, notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to maintain without amendment or termination any of the foregoing plans, policies, programs or arrangements to the extent any such amendment or termination may be permitted pursuant to the terms thereof.

(c)  This Section 6.6 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Section 6.6.

SECTION 6.7   Directors’ and Officers’ Indemnification and Insurance. (a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) and based upon the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (i) each Indemnified Party will be entitled to advancement of legal or other expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation (including the reasonable cost of any investigation and preparation incurred in connection therewith) within ten (10) business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder that is an actual, threatened or probable party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter.

(b)  The Company agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective Certificate of Incorporation, By-Laws or similar organizational documents of the Company or any of its subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time; provided, that nothing contained in this Section 6.7(b) shall be deemed to preclude any liquidation, consolidation or merger of the Company or any of its subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Parent agrees that if Parent itself, the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.7.

(c)  Parent shall maintain, or cause the Surviving Corporation to maintain, in effect for six years from the Effective Time, policies of directors’ and officers’ liability insurance containing terms and conditions that are not less advantageous to the individual insureds than such policies currently maintained by Parent on the Company’s behalf, with respect to matters occurring prior to the Effective Time; provided, however, that such policies may, in Parent’s sole discretion, be one or more “tail” policies for all or any portion of the full six-year period; and

provided further, if the cost of such tail policies would be in excess of 200% of the current annual premium for Parent’s existing policies that are allocated to the Company, Parent will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of such amount.

(d)  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

SECTION 6.8   Further Action; Efforts. (a)  Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(b)  Subject to the terms and conditions of this Agreement (including the proviso in Section 6.8(a)), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Merger and the transactions contemplated hereby.

SECTION 6.9   Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except (a) as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party and (b) if the Company shall make any Company Adverse Recommendation, then each party shall be free to make any public announcements without compliance with this Section 6.9.

SECTION 6.10   Continuation of Special Committee. Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable law, at all times prior to the earlier of (x) the Closing or (y) the termination of this Agreement, they shall not authorize their designees to the Company’s Board of Directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, Parent and Merger Sub shall not seek to remove the members of such Committee from the Board of Directors (other than in the case of removal for cause, as determined in good faith by the Company’s Board of Directors) and, should all the members of such Special Committee cease to so serve, Parent or Merger Sub shall not restrict the Company’s Board of Directors from causing the election of an individual or individual(s) to the Board of Directors of the Company who constitutes an “independent” director under the applicable Nasdaq rules and causing the appointment of such director or directors to be a member or member(s) of the Special Committee, as the case may be.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1   Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  this Agreement and the transactions contemplated hereby shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b)  no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and

(c)  other than the filing of the Certificate of Merger, all material consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the Merger shall have been obtained or effected.

SECTION 7.2   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  the representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date) except where the failure of any such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect; provided that, the representations and warranties of the Company set forth in (x) Sections 3.3, 3.4 and 3.15 shall be true and correct in all material respects and (y) Section 3.9(a) shall be true and correct without disregarding the Material Adverse Effect qualification set forth in such Section 3.9(a);

(b)  the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed, or complied with, by it under this Agreement at or prior to the Effective Time; and

(c)  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

SECTION 7.3   Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specific date);

(b)  each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)  the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1   Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)  by mutual written consent of Parent, Merger Sub and the Company (provided, in the case of the Company, that such termination has been approved by the Special Committee);

(b)  by Parent or the Company (provided, in the case of the Company, that such termination has been approved by the Special Committee) if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree, injunction or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)  by either Parent or the Company (provided, in the case of the Company, that such termination has been approved by the Special Committee) if the Effective Time shall not have occurred on or before the date which is eight (8) months from the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)  by the Company (provided, that such termination has been approved by the Special Committee) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) twenty (20) business days following notice of such breach to Parent and (B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(A) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(e)  by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) twenty (20) business days following notice of such breach to the Company and (B) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if (x) Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or (y) the exercise of control over the Company by Parent, Merger Sub or any of their affiliates or the exercise of Parent’s rights as a stockholder of the Company, is the primary cause of the breach by the Company giving rise to Parent’s right to terminate the Agreement pursuant to this Section 8.1(e) or its inability to cure its breach within twenty (20) business days following notice of such breach, or (ii) if the Board of Directors or the Special Committee shall have effected a Company Adverse Recommendation Change or shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing.

SECTION 8.2   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability or obligation with respect to any breach of this Agreement prior to such termination or for any willful and material breach hereof.

SECTION 8.3   Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

SECTION 8.4   Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (provided, in the case of the Company, that such amendment has been approved by the Special Committee) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5   Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein (provided, in the case of the Company, that such extension or waiver has been approved by the Special Committee). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a duly authorized officer of the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1   Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

SECTION 9.2   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

The Nielsen Company

770 Broadway

New York, New York 10003

Attention: James Cuminale

Facsimile: 646-654-5060

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: John G. Finley, Esq.

Peter S. Malloy, Esq.

Facsimile: 212-455-2502

(b) if to the Company:

NetRatings, Inc.

120 West 45th Street

New York, NY 10036

Attention: General Counsel

Facsimile: 212-703-5967

with an additional copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: E. Michael Greaney, Esq.

Scott A. Kislin, Esq.

Facsimile: 212-351-3065

SECTION 9.3   Certain Definitions. For purposes of this Agreement, the term:

(a)  “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)  “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)  “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d)  “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)  “generally accepted accounting principles” means the generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)  “knowledge” (i) with respect to the Company means the knowledge after reasonable inquiry of any of the persons set forth in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the knowledge after reasonable inquiry of any of the officers of Parent;

(g)  “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(h)  “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.4   Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement shall be the obligation of the party hereto incurring such expenses.

SECTION 9.5   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.6   Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, undertakings and communications, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

SECTION 9.7   Enforcement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof. Notwithstanding the above, Parent and Merger Sub agree that the Special Committee shall have the right to enforce this Agreement on behalf of the Company. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, subject to Section 9.11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 9.8   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.9   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11   Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.12   Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NIELSEN MEDIA RESEARCH, INC.

By:	/s/ James Cuminale
Name: James Cuminale
Title: Authorized Person

NTRT ACQUISITION SUB, INC.

By:	/s/ Michael E. Elias
Name: Michael E. Elias
Title: V.P.

NETRATINGS, INC.

By:	/s/ Alan Shapiro
Name: Alan Shapiro
Title: SVP & General Counsel

[Merger Agreement Signature Page]